Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809
Lisa L. Curran	(651) 293-2185

ECOLAB DELIVERS STRONG FOURTH QUARTER

Reported diluted EPS $0.77; adjusted EPS +27% to $0.89

Full year 2012 adjusted EPS +17% to $2.98

2013 adjusted EPS forecast range remains $3.38-$3.48, +13% to 17%, excluding expected accretion from the pending Champion acquisition

2012 FOURTH QUARTER HIGHLIGHTS:

•                  Record sales of $3.0 billion, +65%, including the impact of Nalco.

•                  Fixed currency sales +7% compared with fourth quarter 2011 pro forma adjusted fixed currency sales including Nalco operations.

•                  Reported diluted EPS $0.77.

•                  Record adjusted EPS $0.89, +27%, excluding special gains and charges and discrete tax items.  Results led by strong gains in Global Energy, Latin America and worldwide Kay operations.

Fourth Quarter Ended December 31

(unaudited)

	Reported			Adjusted*
	Fourth Quarter		%	Fourth Quarter		%
(Millions, except per share)	2012	2011	change	2012	2011	change

Net Sales	$3,045.8	$1,845.3	65%	$3,045.8	$1,681.5	81%
Operating Income	395.8	164.2	141%	442.1	246.6	79%
Net Income Attributable to Ecolab	231.4	88.7	161%	265.9	163.4	63%

Diluted Net Income Per Share	$0.77	$0.34	126%	$0.89	$0.70	27%

* These non-GAAP measures are adjusted for special gains and charges and discrete tax items; 2011 excludes the Nalco merger impact.

ST. PAUL, Minn., February 26, 2013:  Ecolab delivered strong fourth quarter sales and earnings results, as adjusted earnings per share increased 27% over last year. Results were led by strong growth in its Global Energy, Latin America and worldwide Kay business.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “Fourth quarter results were strong as our team performed very well in 2012’s challenging environment, driving strong sales growth in otherwise mixed end markets and economies. We continued to leverage our innovative products and industry-leading customer service to drive new business and increase our solutions within our current account base. The fourth quarter segment earnings also benefited from comparison to a softer period last year for the Water, Paper and Energy Services businesses, when profits were impacted by a sharp run-up in raw material costs in that period.

“We continue to perform well despite difficult end-use markets. Our new business and customer retention metrics continue to trend well in all major businesses. We continue to build competitive advantage in both field service capabilities and technology solutions. As a result, even though we do not expect a material improvement in the global macroeconomic environment, we remain bullish regarding our 2013 prospects.

“Our formula for 2013 is familiar:  utilize our competitive advantages to drive growth to overcome sluggish economies and cost headwinds. We expect modest raw material inflation early in the year which we believe will abate. We also expect another year of higher pension costs due to the extremely low interest rate environment. However, and more importantly, we see significant new business opportunities and further cost efficiency and synergy improvements.

“Net, we believe 2013 will deliver another year of double-digit adjusted earnings growth. We expect solid double-digit adjusted earnings gains in the first quarter as well, as we work to overcome a difficult comparison and raw material and outsized pension cost impacts, with continued double-digit growth over the remainder of the year.  We have excellent market positions and customer relationships, as well as the innovative technology and sales and service teams to serve them as we believe no one else can. We are confident this will be another year of superior growth for our company.”

Quarter overview

In order to provide a meaningful comparison of the results of operations, where applicable, results for the fourth quarter of 2012 are compared against pro forma results for the fourth quarter of 2011. The pro forma 2011 results are based on the historical consolidated financial statements of Ecolab and Nalco and were prepared to illustrate the effects of the merger with Nalco.  In addition, beginning in first quarter 2012, adjustments were made to move certain water treatment-related business from the U.S. Cleaning and Sanitizing and International Cleaning, Sanitizing and Other Services segments to the Global Water segment, consistent with how these businesses are now managed.  This supplemental pro forma financial information is located on our website at www.ecolab.com/investor and in Ecolab’s report on Form 8-K filed April 27, 2012.

Fourth Quarter Ended December 31

(unaudited)

	Reported		%	Adjusted Fixed Currency		%
(Millions, except per share)	2012	2011	Change	2012	2011*	Change
Net Sales	$3,045.8	$1,845.3	65%	$3,035.2	$2,847.4	7%
Operating Income	395.8	164.2	141%	439.7	331.6	33%

*Amounts represent the pro forma equivalent to the 2012 amounts presented.

Ecolab’s reported sales rose 65% to a record $3 billion in the fourth quarter of 2012. Fourth quarter 2011 pro forma results include special gains and charges.  Excluding special gains and charges, fourth quarter 2012 sales rose 5% when compared with fourth quarter 2011 pro forma adjusted sales.  Excluding special gains and charges and when measured at fixed currency rates, fourth quarter 2012 fixed currency sales rose 7% compared with fourth quarter 2011 pro forma adjusted fixed currency sales.

Fourth quarter 2012 reported operating income increased 141% to $396 million. Both fourth quarter 2012 reported and fourth quarter 2011 pro forma results include special gains and charges and discrete tax items.  Excluding special gains and charges, fourth quarter 2012 adjusted operating income of $442 million increased 32% compared with fourth quarter 2011 pro forma adjusted operating income.  Excluding special gains and charges and at fixed currency rates, fourth quarter 2012 adjusted fixed currency operating income of $440 million increased 33% when compared with fourth quarter 2011 pro forma adjusted fixed currency operating income.

Fourth quarter 2012 reported net income attributable to Ecolab increased 161% to $231 million, representing $0.77 per diluted share, and included special gains and charges.

Fourth quarter 2012 adjusted net income attributable to Ecolab rose 63% to $266 million, and adjusted diluted earnings per share increased 27% to $0.89, when compared with fourth quarter 2011 adjusted diluted earnings per share of $0.70.  Currency translation had no significant effect on reported and adjusted diluted earnings per share in the fourth quarter of 2012.

Segment review

Fourth quarter 2012 sales for U.S. Cleaning & Sanitizing operations rose 2% to $749 million.  Adjusted for the transfer of certain water treatment-related business from the U.S. Cleaning and Sanitizing segment to the Global Water segment and the sale of Vehicle Care in the fourth quarter 2012, sales increased 6% when compared with fourth quarter 2011 pro forma sales.  Institutional and Kay led the growth.  U.S. Cleaning & Sanitizing operating income increased 17% to $169 million compared with the year ago period; U.S. Cleaning & Sanitizing operating income increased 15% when compared with fourth quarter 2011 pro forma operating income.

U.S. Other Services sales increased 3% to $118 million in the fourth quarter.  Operating income declined 7% to $17 million, reflecting investments made in the field sales organization.

Sales for International Cleaning, Sanitizing and Other Services operations, when measured at fixed currency rates, grew 3% to $833 million in the fourth quarter.  Adjusted for the transfer of certain water treatment-related business from the International Cleaning, Sanitizing and Other Services segment to the Global Water segment, sales increased 5% in fixed currencies when compared with fourth quarter 2011 pro forma fixed currency sales, led by strong growth in Latin America operations, good gains in Asia Pacific and Canada, and modest growth in Europe.  International

Cleaning, Sanitizing and Other Services fixed currency operating income increased 32% to $114 million in the fourth quarter when compared with a year ago; fixed currency operating income increased 35% when compared with fourth quarter 2011 pro forma fixed currency operating income, with strong growth in all regions, led by EMEA.  When measured at public currency rates, International Cleaning, Sanitizing and Other Services sales were $842 million and operating income was $116 million.

Global Water sales, when measured at fixed currency rates, were $536 million, increasing 3% when compared with fourth quarter 2011 pro forma fixed currency sales.   Sales showed moderate gains across the regions, as good food and beverage and power sales offset soft mining results.  Fixed currency operating income was $68 million in the fourth quarter, representing a 37% increase when compared with fourth quarter 2011 pro forma fixed currency operating income, benefiting from pricing and the comparison to last year which included a sharp run-up in raw material costs.  When measured at public currency rates, Global Water sales were $537 million and operating income was $68 million.

Global Paper sales, when measured at fixed currency rates, rose 1% to $203 million in the fourth quarter when compared with fourth quarter 2011 pro forma fixed currency sales.  Strong growth in Latin America and moderate gains in Europe and Asia Pacific were offset by soft North America sales, which primarily reflected the strategic elimination of certain low margin business.  Fixed currency operating income increased 72% to $26 million in the fourth quarter when compared with fourth quarter 2011 pro forma fixed currency operating income; adjusted for the low margin business elimination, operating income rose 57%, benefiting from pricing and comparison to last year which included a sharp run-up in raw material costs. When measured at public currency rates, Global Paper sales were $204 million and operating income was $26 million.

Global Energy sales, when measured at fixed currency rates, grew 18% to $596 million in the fourth quarter when compared with fourth quarter 2011 pro forma fixed currency sales, with strong growth in all business segments.  Fixed currency operating income increased 49% to $103 million in the fourth quarter when compared with fourth quarter

2011 pro forma fixed currency operating income.  Comparisons also benefited from a sharp run-up in raw material costs last year. When measured at public currency rates, Global Energy sales were $596 million and operating income was $103 million.

The Corporate segment includes amortization from the Nalco merger intangible assets, merger integration costs, investments in the development of business systems and other corporate investments made as part of Ecolab’s ongoing efforts to improve our efficiency and returns.  The Corporate segment also includes special gains and charges.  Special gains and charges for the fourth quarter 2012 were a net charge of $47 million ($42 million after-tax).  Special gains and charges for the fourth quarter 2011 were a net charge of $98 million ($64 million after-tax).

The reported income tax rate for the fourth quarter 2012 was 29.6% and compared with the reported rate of 31.6% in the fourth quarter 2011.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate was 29.3% in the fourth quarter for both 2012 and 2011.

Business Outlook

With the exception of certain Champion acquisition costs included in special gains and charges, the following forecasts exclude the impact of the pending Champion acquisition.

2013

Ecolab continues to expect 2013 full-year adjusted earnings per share — excluding expected accretion from the Champion acquisition — in a $3.38 to $3.48 range, representing a 13% to 17% increase over the prior year.  When compared with the 2012 performance, we look for further solid fixed currency sales growth, improved adjusted gross margin and SG&A ratios to sales, and a lower adjusted effective tax rate to drive a double-digit adjusted earnings per share performance.

Special gains and charges for the full year 2013 are expected to be approximately a $0.35 per share net charge, primarily driven by restructuring charges, Nalco integration costs and Champion acquisition related costs.  Future amounts related to discrete tax items for 2013, if any, are not currently quantifiable.  This forecast does not include

Champion acquisition-related costs that are contingent on the transaction closing.

2013 — First Quarter

Ecolab expects first quarter adjusted earnings per share in the $0.56 to $0.60 range, representing a 12% to 20% increase, compared with adjusted earnings per share of $0.50 a year ago. The first quarter 2013 will reflect an approximate $0.02 per share headwind from pension costs, $0.01 per share impact from the sale of the Vehicle Care business, and comparison against unusually strong results in the Energy sector in first quarter 2012.  When compared with the first quarter 2012 performance, we look for the first quarter 2013 to show moderate consolidated fixed currency sales growth. However, we expect improved adjusted operating income and a lower adjusted effective tax rate to yield double-digit adjusted earnings per share growth in the first quarter.

Our detailed outlook for the first quarter 2013 is as follows:

Adjusted Gross Margins, excluding special gains and charges	approx. 46%
SG&A % of Sales	34% to 35%
Interest expense, net	approx. $65 million
Adjusted effective tax rate	28% - 29%
Adjusted EPS, excluding special gains and charges	$0.56 - $0.60
Diluted shares	approx. 300 million

We expect first quarter 2013 special gains and charges, including restructuring charges, Nalco integration costs, Champion acquisition related costs and the impact on our balance sheet of the Venezuelan currency devaluation to be a net charge of approximately $0.20 per share.

Reported first quarter 2012 diluted earnings per share of $0.17 included special gains and charges and discrete tax items.  Excluding these items, first quarter 2012 adjusted diluted earnings per share were $0.50.

Champion Transaction Update

Ecolab continues to expect the closing of the Champion acquisition to occur in the first quarter, subject to regulatory clearance, including clearance under the Hart-Scott Rodino Antitrust Improvements Act (“HSR”), and other customary closing conditions. Ecolab and Champion remain in active and ongoing discussions with the U.S.

Department of Justice regarding its review of our HSR filing relating to the acquisition. Discussions have continued to progress.  While we believe that we are close to resolving the Department of Justice’s remaining issues, it remains possible that the Champion acquisition will not be completed in the targeted time frame, or at all.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 41,000 associates and 2012 sales of $12 billion, Ecolab delivers comprehensive solutions and on-site service to ensure safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business prospects, including forecasted 2013 first quarter and full year business results, including sales, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted effective tax rate, special gains and charges, including restructuring charges, Nalco integration costs and Champion acquisition-related costs, impact of the Venezuela currency devaluation, adjusted operating income, and adjusted diluted earnings per share; shares outstanding; expected accretion from the pending Champion acquisition; the Champion closing; economic and market conditions; raw material costs; pension expense and interest rates; sales growth; new accounts; new product introductions; product and service solutions; cost savings and acquisition synergies; and margin improvement.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. In addition, as it relates to the Champion acquisition, these risks and uncertainties include (i) the risk that the regulatory approvals or clearances required for the acquisition may not be obtained, or that required regulatory approvals may delay the acquisition or result in the imposition of conditions that could have a material adverse effect on the company or cause the company to abandon the acquisition, (ii) the risk that the conditions to the closing of the acquisition may not be satisfied, (iii) the risk that a material adverse change, event or occurrence may affect the company or Champion prior to the closing of the acquisition and may delay the acquisition or cause the company to abandon the acquisition, (iv) problems that may arise in successfully integrating the businesses of the company and Champion, which may result in the combined business not operating as effectively and efficiently as expected, (v) the possibility that the acquisition may involve unexpected costs, unexpected liabilities or unexpected delays, (vi) the risk that the credit ratings of the company may be different from what the company currently expects, (vii) the risk that the businesses of the company or Champion may suffer as a result of uncertainty surrounding the acquisition and (viii) the risk that disruptions from the transaction will harm relationships with customers, employees and suppliers.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-Q, our current report on Form 8-K filed October 12, 2012 and the company’s other public filings with the Securities and Exchange Commission (the “SEC”) and include our ability to integrate Nalco and realize the anticipated benefits of the merger as well as to close and integrate the proposed acquisition of Champion; our ability to attract and retain high caliber management talent to lead our business; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to execute key business initiatives; vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; exposure to economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; our ability to develop competitive advantages through innovation; our substantial indebtedness; information technology systems failures; the ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.  In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, pro forma sales, pro forma adjusted sales, pro forma fixed currency sales, pro forma adjusted fixed currency sales, adjusted gross margins, fixed currency operating income, pro forma operating income, pro forma fixed currency operating income, adjusted operating income, pro forma adjusted operating income, adjusted effective tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted sales, adjusted gross margin, adjusted operating income, adjusted net income attributable to Ecolab and adjusted diluted earnings per share (and, where applicable, 2011 pro forma equivalents), which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amount excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures (and the applicable 2011 pro forma equivalent for each) eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2012.

In order to provide a meaningful comparison of our results of operations, where applicable, we have supplemented our 2011 historical financial data with discussion and analysis that compares reported and adjusted results for 2012 against the 2011 pro forma amounts. The unaudited pro forma results are based on the historical consolidated results of operations of both Ecolab and Nalco and were prepared to illustrate the effects of our merger with Nalco, assuming the merger had been consummated on January 1, 2010. The unaudited pro forma and adjusted pro forma results are not necessarily indicative of the results of operations that would have actually occurred had the merger been completed as of the date indicated, nor are they indicative of future operating results of the combined company.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER & TWELVE MONTHS ENDED DECEMBER 31

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2012	2011	Change	2012	2011	Change

Net sales (1)	$3,045.8	$1,845.3	65%	$11,838.7	$6,798.5	74%

Cost of sales (1)	1,644.2	966.5	70%	6,483.5	3,475.6	87%
Selling, general and administrative expenses	971.1	651.6	49%	3,920.2	2,438.1	61%
Special (gains) and charges (1)	34.7	63.0		145.7	131.0
Operating income	395.8	164.2	141%	1,289.3	753.8	71%
Interest expense, net (1)	62.5	34.4	82%	276.7	74.2	273%
Income before income taxes	333.3	129.8	157%	1,012.6	679.6	49%
Provision for income taxes	98.8	41.0	141%	311.3	216.3	44%
Net income including noncontrolling interest	234.5	88.8	164%	701.3	463.3	51%
Less: NI (loss) attrib. to noncontrolling interest (1)	3.1	0.1		(2.3)	0.8
Net income attributable to Ecolab	$231.4	$88.7	161%	$703.6	$462.5	52%

Earnings attributable to Ecolab per common share
Basic	$0.79	$0.35	126%	$2.41	$1.95	24%
Diluted	$0.77	$0.34	126%	$2.35	$1.91	23%

Weighted-average common shares outstanding
Basic	293.8	252.2	16%	292.5	236.9	23%
Diluted	299.9	257.5	16%	298.9	242.1	23%

(1) Special gains and charges in the Consolidated Statement of Income above include the following:

(millions)	2012	2011	2012	2011

Net sales
Customer agreement modification	$—	$29.6	$—	$29.6
Subtotal net sales	—	29.6	—	29.6

Cost of sales
Restructuring	13.1	—	22.7	5.3
Recognition of Nalco inventory fair value step-up	(1.5)	3.6	71.2	3.6
Subtotal cost of sales	11.6	3.6	93.9	8.9

Special (gains) and charges
Restructuring	43.4	16.2	116.6	69.0
Champion acquisition costs	14.5	—	18.3	—
Nalco merger and integration costs	23.9	47.4	70.9	57.7
Gain on business sales, litigation related exp. & other	(47.1)	(0.6)	(60.1)	4.3
Subtotal special (gains) and charges	34.7	63.0	145.7	131.0

Operating income subtotal	46.3	96.2	239.6	169.5

Interest expense, net
Nalco debt extinguishment costs	—	—	18.2	—
Merger & acquisition debt costs	1.1	1.5	1.1	1.5
Subtotal interest expense, net	1.1	1.5	19.3	1.5

Net income attributable to noncontrolling interest
Recognition of Nalco inventory fair value step-up	—	—	(4.5)	—

Total	$47.4	$97.7	$254.4	$171.0

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FOURTH QUARTER & TWELVE MONTHS ENDED DECEMBER 31

(unaudited)

	Fourth Quarter Ended					Twelve Months Ended
	December 31					December 31
	Reported	Reported	Pro forma	% Change		Reported	Reported	Pro forma	% Change
(millions)	2012	2011	2011	Reported	Pro forma	2012	2011	2011	Reported	Pro forma

Net Sales
U.S. Cleaning & Sanitizing	$749.0	$733.3	$712.3	2%	5%	$2,992.9	$2,930.3	$2,839.0	2%	5%
U.S. Other Services	117.5	113.8	113.8	3%	3%	474.6	457.1	457.1	4%	4%
Int’l Cleaning, Sanitizing & Other Services	833.1	806.4	793.0	3%	5%	3,175.8	3,075.1	3,027.4	3%	5%
Global Water	536.2	67.2	520.3		3%	2,087.4	67.2	2,014.0		4%
Global Paper	203.2	33.9	201.9		1%	805.4	33.9	811.8		-1%
Global Energy	596.2	92.3	506.2		18%	2,268.0	92.3	1,873.4		21%
Corporate	—	(29.6)	(29.6)		-100%	—	(29.6)	(29.6)		-100%
Subtotal at fixed currency rates	3,035.2	1,817.3	2,817.9	67%	8%	11,804.1	6,626.3	10,993.1	78%	7%
Effect of foreign currency translation	10.6	28.0	46.4			34.6	172.2	290.8
Consolidated	$3,045.8	$1,845.3	$2,864.3	65%	6%	$11,838.7	$6,798.5	$11,283.9	74%	5%

Operating Income
U.S. Cleaning & Sanitizing	$168.8	$144.1	$146.7	17%	15%	$651.4	$556.7	$568.5	17%	15%
U.S. Other Services	16.9	18.2	18.2	-7%	-7%	70.8	69.7	69.7	2%	2%
Int’l Cleaning, Sanitizing & Other Services	113.5	86.3	84.3	32%	35%	340.8	285.8	280.3	19%	22%
Global Water	68.3	11.0	49.9		37%	235.9	11.0	196.7		20%
Global Paper	25.6	6.2	14.9		72%	86.3	6.2	75.9		14%
Global Energy	102.7	17.7	69.1		49%	360.1	17.7	264.0		36%
Corporate	(102.4)	(121.9)	(128.2)			(459.9)	(211.6)	(226.6)
Subtotal at fixed currency rates	393.4	161.6	254.9	143%	54%	1,285.4	735.5	1,228.5	75%	5%
Effect of foreign currency translation	2.4	2.6	4.0			3.9	18.3	28.2
Consolidated	$395.8	$164.2	$258.9	141%	53%	$1,289.3	$753.8	$1,256.7	71%	3%

Note: The Corporate segment includes amortization from the Nalco merger’s intangible assets, merger integration costs, investments in the development of business systems and other corporate investments made as part of Ecolab’s ongoing efforts to improve efficiency and returns. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

Pro forma amounts for 2011 reflect the impact of the Nalco merger as if the transaction had been completed as of January 1, 2010, as well as the movement of certain water treatment related business to better align with internal management of those businesses.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2012	2011

Assets
Current assets
Cash and cash equivalents	$1,157.8	$1,843.6
Accounts receivable, net	2,225.1	2,095.3
Inventories	1,088.1	1,069.6
Deferred income taxes	205.2	164.0
Other current assets	215.8	223.5
Total current assets	4,892.0	5,396.0

Property, plant and equipment, net	2,409.1	2,295.4
Goodwill	5,920.5	5,855.3
Other intangible assets, net	4,044.1	4,275.2
Other assets	306.6	362.8

Total assets	$17,572.3	$18,184.7

Liabilities and Equity
Current liabilities
Short-term debt	$805.8	$1,023.0
Accounts payable	879.7	815.7
Compensation and benefits	518.8	497.2
Income taxes	77.4	81.7
Other current liabilities	771.0	748.7
Total current liabilities	3,052.7	3,166.3

Long-term debt	5,736.1	6,613.2
Postretirement health care and pension benefits	1,220.5	1,173.4
Other liabilities	1,402.9	1,490.7
Total liabilities	11,412.2	12,443.6

Equity
Common stock	342.1	336.1
Additional paid-in capital	4,249.1	3,980.8
Retained earnings	4,020.6	3,559.9
Accumulated other comprehensive loss	(459.7)	(344.9)
Treasury stock	(2,075.1)	(1,865.2)
Total Ecolab shareholders’ equity	6,077.0	5,666.7
Noncontrolling interest	83.1	74.4
Total equity	6,160.1	5,741.1

Total liabilities and equity	$17,572.3	$18,184.7

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2011	2011	2011	2011	2011	2011	2011
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.53	$0.93	$0.65	$1.58	$0.34	$1.91

Adjustments:
Special (gains) and charges (1)	0.05	0.11	0.16	0.10	0.26	0.25	0.52
Tax expense (benefits) (2)	0.00	(0.01)	(0.00)	(0.00)	(0.01)	0.03	0.03
Nalco merger impact (3)						0.07	0.08

Adjusted diluted earnings per share (Non-GAAP)	$0.45	$0.64	$1.09	$0.75	$1.84	$0.70	$2.54

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2012	2012	2012	2012	2012	2012	2012
Diluted earnings per share, as reported (U.S. GAAP)	$0.17	$0.62	$0.79	$0.80	$1.58	$0.77	$2.35

Adjustments:
Special (gains) and charges (4)	0.33	0.11	0.44	0.07	0.51	0.14	0.65
Tax expense (benefits) (5)	0.00	(0.01)	(0.00)	(0.00)	(0.01)	(0.02)	(0.03)

Adjusted diluted earnings per share (Non-GAAP)	$0.50	$0.72	$1.22	$0.87	$2.09	$0.89	$2.98

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2011 include restructuring charges of $9.0 million, $25.2 million, $14.8 million and $8.9 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2011 also include $8.5 million and $37.1 million, net of tax, in the third and fourth quarters, respectively for Nalco merger and integration costs. Special (gains) and charges also include $18.4 million, net of tax, in the fourth quarter related to the modification of a customer agreement and Cleantec acquisition and integration costs of $2.9 million, net of tax, recorded in the first quarter, as well as other items, net of tax.

(2) First quarter 2011 discrete tax expense primarily includes the impact of a change in our blended U.S. state tax rate, partially offset by a discrete tax benefit related to a state refund claim. Second quarter 2011 discrete tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Third quarter 2011 discrete tax benefits primarily relate to net benefits from filing our 2010 U.S. federal and other International income tax returns and settlements and adjustments related to prior year tax returns. Fourth quarter discrete tax expense primarily includes a charge related to the realizability of foreign net operating loss carryforwards.

(3) The Nalco merger impact primarily relates to shares issued as consideration for the equity portion of the merger.

(4) Special (gains) and charges for 2012 include restructuring charges of $21.4 million, $23.8 million, $14.7 million and $40.4 million, net of tax in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2012 also include $10.0 million, $8.8 million, $11.7 million and  $15.5 million, net of tax, in the first, second, third and fourth quarters, respectively related to Nalco merger and integration costs. Special gains and charges for 2012 also include $56.3 million, net of tax, in first quarter, for the recognition of Nalco inventory fair value step-up. Special (gains) and charges for 2012 also include debt extinguishment costs of $11.4 million, net of tax, in the first quarter. Special (gains) and charges for 2012 also include $3.3 million and $12.7 million, net of tax in the third and fourth quarters, respectively, related to Champion acquisition costs. Special (gains) and charges for 2012, also include a net of tax gain of $8.1 million in the third quarter related to the sale of an investment in a U.S. business, originally sold prior to 2012. Special (gains) and charges for 2012 also include a net gain of $27.6 million, net of tax in the fourth quarter related to the sale of our Vehicle Care division offset partially by litigation related charges.

(5) First quarter 2012 tax expense includes various individually insignificant items, which net to total discrete tax expense of $1.4 million. Second quarter 2012 discrete tax net benefits of $2.6 million primarily include the impact of remeasurement of foreign deferred tax assets and liabilities due to the impact of tax rate changes resulting from a change in tax jurisdiction, offset partially by foreign audit settlements and adjustments. Third quarter 2012 discrete tax net benefits of $0.9 million primarily include net benefits from filing our 2011 U.S. federal tax return and a release of a valuation allowance related to a capital loss carryforward, partially offset by the remeasurement of certain deferred tax assets and liabilities resulting from changes in local country tax rates. Fourth quarter 2012 discrete tax net benefits of $7.1 million primarily include the remeasurment of deferred tax assets and liabilities due to the impact of tax rate changes resulting from a change in tax jurisdiction, as well as other various individually insignificant items.